Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
FOR IMMEDIATE RELEASE	(918) 295-7673

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Record Revenues up 70.1%, Net Income Rose 266.7% and EBITDA Increased 105.6%; Raises Quarterly Cash Distribution to $0.40 Per Unit; Announces New Energy Transition Investment and Updates Guidance

TULSA, OKLAHOMA, August 1, 2022 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported significant increases to financial and operating results for the quarter ended June 30, 2022 (the "2022 Quarter") compared to both the quarter ended June 30, 2021 (the "2021 Quarter") and the quarter ended March 31, 2022 (the "Sequential Quarter").  Total revenues in the 2022 Quarter increased 70.1% to a record $616.5 million compared to $362.4 million for the 2021 Quarter as a result of higher coal sales prices and volumes, which rose 43.3% and 13.9%, respectively, and higher oil & gas royalty prices and volumes, which increased by 64.7% and 27.6%, respectively.  Total operating expenses increased to $441.2 million in the 2022 Quarter, compared to $307.4 million in the 2021 Quarter, due primarily to increased coal sales volumes and inflationary cost pressures.  Net income for the 2022 Quarter increased to $161.5 million, or $1.23 per basic and diluted limited partner unit, compared to $44.0 million, or $0.34 per basic and diluted limited partner unit, for the 2021 Quarter.  EBITDA also increased 105.6% in the 2022 Quarter to $243.8 million compared to $118.6 million in the 2021 Quarter. (Unless otherwise noted, all references in the text of this release to "net income" refer to "net income attributable to ARLP." For a definition of EBITDA and related reconciliation to its comparable GAAP financial measure throughout this release, please see the end of this release.)

Continued robust market fundamentals during the 2022 Quarter pushed coal sales prices, volumes and coal sales revenues higher by 25.1%, 9.4% and 36.9%, respectively, compared to the Sequential Quarter. Increased revenues and lower income tax expense in the 2022 Quarter drove net income higher by 340.6% while EBITDA increased 60.1%, both as compared to the Sequential Quarter.

Total revenues increased 58.2% to $1.08 billion for the six months ended June 30, 2022 (the "2022 Period"), compared to $681.1 million for the six months ended June 30, 2021 (the "2021 Period"), primarily due to substantial increases in prices and volumes from both coal and oil & gas royalties.  Higher revenues, partially offset by increased total operating expenses and income tax expense, led to significantly higher net income, which rose 188.1% to $198.1 million for the 2022 Period, or $1.51 per basic and diluted limited partner unit, compared to $68.8 million, or $0.53 per basic and diluted limited partner unit, for the 2021 Period.  EBITDA increased 86.1% in the 2022 Period to $396.2 million compared to $212.9 million in the 2021 Period.

As previously announced on July 26, 2022, the Board of Directors of ARLP’s general partner (the "Board") increased the cash distribution to unitholders for the 2022 Quarter to $0.40 per unit (an annualized rate of $1.60 per unit), payable on August 12, 2022, to all unitholders of record as of the close of trading on August 5, 2022. The announced distribution represents a 300.0% increase over the cash distribution of $0.10 per unit for the 2021 Quarter and a 14.3% increase over the cash distribution of $0.35 per unit for the Sequential Quarter.

"ARLP delivered strong financial and operating performance during the 2022 Quarter, as we again posted significant increases to coal and oil & gas sales volumes and prices, total revenues, net income and EBITDA compared to the 2021 Quarter," said Joseph W. Craft III, Chairman, President and Chief Executive Officer. "Segment Adjusted EBITDA at our coal operations climbed sharply to $222.6 million for the 2022 Quarter as increased coal sales volumes and prices more than offset continued inflationary cost pressures, supply chain challenges and ongoing shipping delays due to poor rail performance. Our royalties businesses also continued to benefit from strong energy markets, once again posting record Segment Adjusted EBITDA during the 2022 Quarter."

Mr. Craft continued, "ARLP also continued to make progress during the 2022 Quarter on its energy transition strategy we outlined last quarter.  Adding to our earlier investments in Francis Energy and Infinitum Electric, we recently made a $25.0 million commitment to NGP ETP IV, L.P., a private equity fund sponsored by NGP Energy Capital Management, LLC.  NGP ETP IV focuses on investments that are part of the global transition toward a lower carbon economy by partnering with top tier management teams and investing growth equity in companies that drive or enable the growth of renewable energy, the electrification of our economy or the efficient use of energy. In addition, our wholly owned subsidiary, Matrix Design Group, continued to increase sales of its technology services and products and remains on track to meet our expectations for revenue and EBITDA growth this year."

Operating Results and Analysis

			% Change
	2022 Second	2021 Second	Quarter /	2022 First	% Change
(in millions, except per ton and per BOE data)	Quarter	Quarter	Quarter	Quarter	Sequential

Coal Operations (1)

Illinois Basin
Tons sold	5.831	5.425	7.5%	5.882	(0.9)%
Coal sales price per ton sold	$49.80	$38.74	28.5%	$43.17	15.4%
Segment Adjusted EBITDA Expense per ton	$33.39	$25.84	29.2%	$30.19	10.6%
Segment Adjusted EBITDA	$97.4	$70.6	37.8%	$78.2	24.5%

Appalachia
Tons sold	3.102	2.421	28.1%	2.280	36.1%
Coal sales price per ton sold	$77.83	$47.84	62.7%	$58.97	32.0%
Segment Adjusted EBITDA Expense per ton	$37.84	$30.75	23.1%	$36.72	3.1%
Segment Adjusted EBITDA	$124.4	$41.6	198.7%	$51.1	143.4%

Total Coal Operations
Tons sold	8.933	7.846	13.9%	8.162	9.4%
Coal sales price per ton sold	$59.53	$41.55	43.3%	$47.58	25.1%
Segment Adjusted EBITDA Expense per ton	$36.04	$27.90	29.2%	$32.90	9.5%
Segment Adjusted EBITDA	$222.6	$113.9	95.4%	$132.0	68.6%

Royalties (1)

Oil & Gas Royalties
BOE sold (2)	0.499	0.391	27.6%	0.505	(1.2)%
Oil percentage of BOE	43.2%	45.7%	(5.5)%	44.2%	(2.3)%
Average sales price per BOE (3)	$72.03	$43.73	64.7%	$61.26	17.6%
Segment Adjusted EBITDA Expense	$3.2	$2.4	33.7%	$3.0	7.8%
Segment Adjusted EBITDA	$34.6	$15.4	125.0%	$28.6	21.2%

Coal Royalties
Royalty tons sold	5.268	4.707	11.9%	5.553	(5.1)%
Revenue per royalty ton sold	$2.76	$2.48	11.3%	$2.73	1.1%
Segment Adjusted EBITDA Expense	$5.4	$4.9	10.8%	$4.8	12.0%
Segment Adjusted EBITDA	$9.1	$6.8	34.6%	$10.3	(11.8)%

Total Royalties
Total royalty revenues	$51.1	$29.2	74.8%	$46.1	10.8%
Segment Adjusted EBITDA Expense	$8.6	$7.3	18.4%	$7.8	10.4%
Segment Adjusted EBITDA	$43.7	$22.2	97.4%	$38.9	12.4%

Consolidated Total (4)
Total revenues	$616.5	$362.4	70.1%	$460.9	33.8%
Segment Adjusted EBITDA Expense	$316.1	$214.5	47.4%	$261.2	21.0%
Segment Adjusted EBITDA	$266.3	$136.1	95.7%	$170.9	55.8%

(1)	For definitions of Segment Adjusted EBITDA Expense and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release. Segment Adjusted EBITDA Expense per ton is defined as Segment Adjusted EBITDA Expense – Coal Operations (as reflected in the reconciliation table at the end of this release) divided by total tons sold.
(2)	Barrels of oil equivalent ("BOE") for natural gas volumes is calculated on a 6:1 basis (6,000 cubic feet of natural gas to one barrel).
(3)	Average sales price per BOE is defined as oil & gas royalty revenues excluding lease bonus revenue divided by total BOE sold.
(4)	Reflects total consolidated results, which include our other and corporate activities and eliminations in addition to the Illinois Basin, Appalachia, Oil & Gas Royalties and Coal Royalties reportable segments highlighted above.

ARLP's coal sales prices per ton increased in all regions compared to both the 2021 and Sequential Quarters as a result of continued favorable market conditions.  In the Illinois Basin, significantly higher export prices during the 2022 Quarter drove coal sales prices higher by 28.5% and 15.4% compared to the 2021 and Sequential Quarters, respectively. In Appalachia, coal sales prices increased by 62.7% and 32.0% compared to the 2021 and Sequential Quarters, respectively, primarily due to substantially higher export price realizations at all mines in the region as well as increased domestic pricing at our Tunnel Ridge and Mettiki mines. Coal sales volumes were higher by 7.5% in the Illinois Basin compared to the 2021 Quarter as a result of increased sales volumes at our Gibson South and Hamilton mines.  In Appalachia, coal sales volumes increased 28.1% and 36.1% compared to the 2021 and Sequential Quarters, respectively, as a result of higher domestic sales volumes from our Tunnel Ridge longwall operation and increased export shipments from our Mettiki and MC Mining operations.  ARLP ended the 2022 Quarter with total coal inventory of 1.6 million tons, representing an increase of 0.2 million tons compared to the end of the 2021 Quarter and comparable to the end of the Sequential Quarter.

Segment Adjusted EBITDA Expense per ton increased by 29.2% and 23.1% in the Illinois Basin and Appalachia, respectively, compared to the 2021 Quarter primarily as a result of inflationary pressures on numerous expense items, including labor-related expenses and supply and maintenance costs, increased sales-related expenses due to higher price realizations and reduced recoveries across both regions.  Compared to both the 2021 and Sequential Quarters, Segment Adjusted EBITDA Expense per ton in the Illinois Basin increased $1.11 in the 2022 Quarter, reflecting the impact of a $6.5 million non-cash contingent accrual related to our purchase of the Hamilton mine based upon a projection for higher coal sales price realizations in the future.

For our Oil & Gas Royalties segment, significantly higher sales price realizations per BOE and increased volumes in the 2022 Quarter drove Segment Adjusted EBITDA higher by 125.0% to a record $34.6 million compared to $15.4 million for the 2021 Quarter. Compared to the Sequential Quarter, Segment Adjusted EBITDA increased by $6.1 million in the 2022 Quarter primarily due to higher oil & gas prices, which rose by 17.6%.

Segment Adjusted EBITDA for our Coal Royalties segment increased 34.6% to $9.1 million for the 2022 Quarter compared to $6.8 million for the 2021 Quarter as a result of increased royalty tons sold and higher average royalty rates per ton. Compared to the Sequential Quarter, Segment Adjusted EBITDA decreased 11.8% due to lower royalty tons sold, which decreased by 5.1%, and higher selling expenses.

Outlook

"Global energy markets have continued to strengthen since our last earnings release in May," said Mr. Craft. "The economic forces driving the sharp rise in worldwide commodity prices remain generally intact ─ resilient energy demand, systemic supply shortages and fall out related to Russia’s invasion of Ukraine ─ and continue to support energy markets. Against this backdrop and as global power generators scramble to bolster low stockpiles in the near term and secure longer term reliable supply, ARLP was able to execute new coal sales commitments for delivery of 24.9 million tons through 2025 at prices above our recent expectations. As mentioned earlier, our coal operations have delivered significant year-over-year per ton margin expansion, and we believe ARLP is positioned to see further margin growth in 2023 and 2024. Our royalty businesses have also benefited from strong commodity markets.  We expect our coal royalties segment to continue to benefit from these favorable market conditions and for our oil & gas royalties segment, forward pricing for oil & gas along with increased volumes due to rising drilling and completion activity by operators point to future growth as well.  In the 2022 guidance table below, we have increased capital expenditures to add a fifth production unit at our Gibson South mine and another development unit at our Hamilton mine later this year or early next year.  As a result, we expect total tons produced and sold in 2023 to be approximately one million tons higher than this year."

Mr. Craft added, "Reflecting ARLP’s strong year-to-date results and our future expectations, our Board elected to increase cash distributions to unitholders to $0.40 per unit as communicated last week. While our Board considers future distributions each quarter, management continues to believe ARLP’s anticipated performance over the remainder of 2022 will support our current target of increasing unitholder distributions by 10.0% to 15.0% per quarter through the end of this year."

ARLP’s updated full year 2022 guidance to reflect performance for the first half of the year and our current view of the markets for the balance of 2022 is outlined below:

2022 Full Year Guidance

Coal Operations
Volumes (Million Short Tons)
Illinois Basin Sales Tons	25.2 — 26.0
Appalachia Sales Tons	10.3 — 11.0
Total Sales Tons	35.5 — 37.0

Committed & Priced Sales Tons
2022 — Domestic/Export/Total	30.7/4.5/35.2
2023 — Domestic/Export/Total	26.5/2.5/29.0

Per Ton Estimates
Coal Sales Price per ton sold (1)	$56.00 — $63.00
Segment Adjusted EBITDA Expense per ton sold (2)	$34.50 — $36.50

Royalties
Oil & Gas Royalties
Oil (000 Barrels)	910 — 950
Natural gas (000 MCF)	3,800 — 4,000
Liquids (000 Barrels)	420 — 460
Segment Adjusted EBITDA Expense (% of Oil & Gas Royalties Revenue)	~ 12.0%

Coal Royalties
Royalty tons sold (Million Short Tons)	21.5 — 22.0
Revenue per royalty ton sold	$3.10 — $3.20
Segment Adjusted EBITDA Expense per royalty ton sold	$1.10 — $1.20

Consolidated (Millions)
Depreciation, depletion and amortization	$260 — $270
General and administrative	$82 — $84
Net interest expense	$36 — $37
Income tax expense	$58 — $60
Capital expenditures	$230 — $250

(1)	Sales price per ton is defined as total coal sales revenue divided by total tons sold.
(2)	Segment Adjusted EBITDA Expense is defined as operating expenses, coal purchases and other expense.

A conference call regarding ARLP's 2022 Quarter financial results is scheduled for today at 10:00 a.m. Eastern.  To participate in the conference call, dial (877) 407-0784 and request to be connected to the Alliance Resource Partners, L.P. earnings conference call.  International callers should dial

(201) 689-8560 and request to be connected to the same call.  Investors may also listen to the call via the "investor information" section of ARLP’s website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial U.S. Toll Free (844) 512-2921; International Toll (412) 317-6671 and request to be connected to replay using access code 13731312.

About Alliance Resource Partners, L.P.

ARLP is a diversified energy company that is currently the largest coal producer in the eastern United States.  ARLP also generates operating and royalty income from mineral interests it owns in strategic coal and oil & gas producing regions in the United States. In addition, ARLP is positioning itself as an energy provider for the future by leveraging its core technology and operating competencies to make strategic investments in the fast-growing energy and infrastructure transition.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission ("SEC"), are available at http://www.arlp.com.  For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

***

The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  We have included more information below regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  Those forward-looking statements include expectations with respect to coal and oil & gas consumption and expected future prices, our ability to increase unitholder distributions in future quarters, business plans and potential growth with respect to our energy and infrastructure transition investments, optimizing cash flows, reducing operating and capital expenditures, preserving liquidity and maintaining financial flexibility, among others.   These risks to our ability to achieve these outcomes include, but are not limited to, the following: the outcome or escalation of current hostilities in Ukraine, the severity, magnitude, and duration of the COVID-19 pandemic and the emergence of new virus variants, including impacts of the pandemic and of businesses' and governments' responses to the pandemic, including actions to mitigate its impact and the development of treatments and vaccines, on our operations and personnel, and on demand for coal, oil, and natural gas, the financial condition of our customers and suppliers, available liquidity and capital sources and broader economic disruptions; changes in macroeconomic and market conditions and market volatility arising from hostilities in Ukraine, the COVID-19 pandemic or otherwise, including inflation, changes in coal, oil, natural gas, and natural gas liquids prices, and the impact of such changes and volatility on our financial position; decline in the coal industry's share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity and fuels, such as oil & gas, nuclear energy, and renewable fuels; changes in global economic and geo-political conditions or in industries in which our customers operate; changes in coal prices and/or oil & gas prices, demand and availability which could affect our operating results and cash flows; actions of the major oil-producing countries with respect to oil production volumes and prices could have direct and indirect impacts over the near and long term on oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in competition in domestic and international coal markets and our ability to respond to such changes; potential shut-ins of production by operators of the properties in which we hold mineral interests due to low oil, natural gas, and natural gas liquid prices or the lack of downstream demand or storage capacity; risks associated with the expansion of our operations and properties; our ability to identify and complete acquisitions; the success of our development plans for our wholly owned subsidiary, Matrix Design Group, LLC, and our investments in emerging infrastructure and technology companies; dependence on significant customer contracts, including renewing existing contracts upon expiration; adjustments made in price, volume, or terms to existing coal supply agreements; the effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board; the effects of and changes in taxes or tariffs and other trade measures adopted by the United States and foreign governments; legislation, regulations, and court decisions and interpretations thereof, both domestic and foreign, including those relating to the environment and the release of greenhouse gases, mining, miner health and safety, hydraulic fracturing, and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; investors' and other stakeholders' increasing attention to environmental, social and governance matters; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; our productivity levels and margins earned on our coal sales; disruptions to oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in equipment, raw material, service or labor costs or availability, including due to inflationary pressures; changes in our ability to recruit, hire and maintain labor, including as a result of the potential impact of government-imposed vaccine mandates; our ability to maintain satisfactory relations with our employees; increases in labor costs including costs of health insurance and taxes resulting from the Affordable Care Act, adverse changes in work rules, or cash payments or projections associated with workers' compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather, supply chain shortages of equipment or mine supplies, or other factors; risks associated with major mine-related accidents, mine fires, mine floods or other interruptions; results of litigation, including claims not yet asserted; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; difficulty maintaining our surety bonds for mine reclamation as well as workers' compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding post-mine reclamation as well as pension, black lung benefits, and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal mineral reserves and resources; uncertainties in estimating and replacing our oil & gas reserves; uncertainties in the amount of oil & gas production due to the level of drilling and completion activity by the operators of our oil & gas properties; uncertainties in the future of the electric vehicle industry and the market for EV charging stations; the impact of current and potential changes to federal or state tax rules and regulations, including a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation in the commercial insurance property program; evolving cybersecurity risks, such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insiders or others with authorized access, cyber or phishing-attacks, ransomware, malware, social engineering, physical breaches, or other actions; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP's public periodic filings with the SEC, including ARLP's Annual Report on Form 10-K for the year ended December 31, 2021 filed on February 25, 2022 and ARLP's Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed on May 9, 2022 with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021

Tons Sold	8,933	7,846	17,095	14,674
Tons Produced	8,878	7,481	18,056	15,482
Mineral Interest Volumes (BOE)	499	391	1,004	791

SALES AND OPERATING REVENUES:
Coal sales	$531,807	$325,974	$920,167	$613,461
Oil & gas royalties	35,927	17,114	66,854	31,113
Transportation revenues	35,385	12,058	64,757	23,126
Other revenues	13,382	7,297	25,586	13,365
Total revenues	616,501	362,443	1,077,364	681,065

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	316,502	213,039	578,248	409,559
Transportation expenses	35,385	12,058	64,757	23,126
Outside coal purchases	151	114	151	114
General and administrative	22,457	17,492	41,053	32,996
Depreciation, depletion and amortization	66,734	64,733	130,048	123,935
Total operating expenses	441,229	307,436	814,257	589,730

INCOME FROM OPERATIONS	175,272	55,007	263,107	91,335

Interest expense, net	(9,397)	(9,842)	(19,059)	(20,238)
Interest income	93	15	128	32
Equity method investment income	1,585	341	2,468	403
Other income (expense)	579	(1,351)	1,145	(2,548)
INCOME BEFORE INCOME TAXES	168,132	44,170	247,789	68,984

INCOME TAX EXPENSE (BENEFIT)	6,331	5	49,046	(7)

NET INCOME	161,801	44,165	198,743	68,991

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(323)	(130)	(613)	(208)

NET INCOME ATTRIBUTABLE TO ARLP	$161,478	$44,035	$198,130	$68,783

EARNINGS PER LIMITED PARTNER UNIT - BASIC AND DILUTED	$1.23	$0.34	$1.51	$0.53

WEIGHTED-AVERAGE NUMBER OF UNITS OUTSTANDING – BASIC AND DILUTED	127,195,219	127,195,219	127,195,219	127,195,219

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	June 30,	December 31,
	2022	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$106,089	$122,403
Trade receivables	230,577	129,531
Other receivables	431	680
Inventories, net	109,676	60,302
Advance royalties	3,458	4,958
Prepaid expenses and other assets	15,853	21,354
Total current assets	466,084	339,228
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	3,656,835	3,608,347
Less accumulated depreciation, depletion and amortization	(1,970,964)	(1,909,669)
Total property, plant and equipment, net	1,685,871	1,698,678
OTHER ASSETS:
Advance royalties	70,800	63,524
Equity method investments	46,388	26,325
Equity securities	32,639	—
Goodwill	4,373	4,373
Operating lease right-of-use assets	14,731	14,158
Other long-term assets	12,305	13,120
Total other assets	181,236	121,500
TOTAL ASSETS	$2,333,191	$2,159,406

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$90,408	$69,586
Accrued taxes other than income taxes	13,972	17,787
Accrued payroll and related expenses	38,796	36,805
Accrued interest	5,000	5,000
Workers' compensation and pneumoconiosis benefits	12,276	12,293
Current finance lease obligations	486	840
Current operating lease obligations	2,157	1,820
Other current liabilities	18,511	17,375
Current maturities, long-term debt, net	14,942	16,071
Total current liabilities	196,548	177,577
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities, net	412,991	418,942
Pneumoconiosis benefits	108,819	107,560
Accrued pension benefit	24,130	25,590
Workers' compensation	38,701	44,911
Asset retirement obligations	124,180	123,517
Long-term finance lease obligations	562	618
Long-term operating lease obligations	12,657	12,366
Deferred income tax liabilities	37,331	391
Other liabilities	25,079	21,865
Total long-term liabilities	784,450	755,760
Total liabilities	980,998	933,337

COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL:
ARLP Partners' Capital:
Limited Partners - Common Unitholders 127,195,219 units outstanding	1,403,733	1,279,183
Accumulated other comprehensive loss	(62,645)	(64,229)
Total ARLP Partners' Capital	1,341,088	1,214,954
Noncontrolling interest	11,105	11,115
Total Partners' Capital	1,352,193	1,226,069
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$2,333,191	$2,159,406

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES	$235,317	$158,216

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(121,982)	(55,626)
Increase in accounts payable and accrued liabilities	8,951	1,547
Proceeds from sale of property, plant and equipment	3,373	2,838
Contributions to equity method investments	(20,110)	—
Purchase of equity securities	(32,639)	—
Distributions received from investments in excess of cumulative earnings	47	994
Other	(982)	—
Net cash used in investing activities	(163,342)	(50,247)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under securitization facility	27,500	35,000
Payments under securitization facility	(27,500)	(52,800)
Payments on equipment financings	(8,696)	(8,535)
Borrowings under revolving credit facilities	—	15,000
Payments under revolving credit facilities	—	(102,500)
Borrowings from line of credit	—	1,830
Payments on finance lease obligations	(410)	(375)
Payment of debt issuance costs	—	(6)
Distributions paid to Partners	(78,560)	(13,045)
Other	(623)	(363)
Net cash used in financing activities	(88,289)	(125,794)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(16,314)	(17,825)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	122,403	55,574

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$106,089	$37,749

Reconciliation of GAAP "net income attributable to ARLP" to non-GAAP "EBITDA" and "Distributable Cash Flow" (in thousands).

EBITDA is defined as net income attributable to ARLP before net interest expense, income taxes and depreciation, depletion and amortization.  Distributable cash flow ("DCF") is defined as EBITDA excluding interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures.  Distribution coverage ratio ("DCR") is defined as DCF divided by distributions paid to partners.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing us and our results of operations.

EBITDA, DCF and DCR should not be considered as alternatives to net income attributable to ARLP, net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2022	2021	2022	2021	2022

Net income attributable to ARLP	$161,478	$44,035	$198,130	$68,783	$36,652
Depreciation, depletion and amortization	66,734	64,733	130,048	123,935	63,314
Interest expense, net	9,475	9,932	19,172	20,397	9,697
Capitalized interest	(171)	(105)	(241)	(191)	(70)
Income tax expense (benefit)	6,331	5	49,046	(7)	42,715
EBITDA	243,847	118,600	396,155	212,917	152,308
Interest expense, net	(9,475)	(9,932)	(19,172)	(20,397)	(9,697)
Income tax (expense) benefit	(6,331)	(5)	(49,046)	7	(42,715)
Deferred income tax expense (benefit) (1)	(288)	5	37,006	(6)	37,294
Estimated maintenance capital expenditures (2)	(50,250)	(36,657)	(102,197)	(75,862)	(51,947)
Distributable Cash Flow	$177,503	$72,011	$262,746	$116,659	$85,243
Distributions paid to partners	$45,810	$13,045	$78,560	$13,045	$32,750
Distribution Coverage Ratio	3.87	5.52	3.34	8.94	2.60

(1)	Deferred income tax expense (benefit) is the amount of income tax expense (benefit) during the period on temporary differences between the tax basis and financial reporting basis of recorded assets and liabilities. These differences generally arise in one period and reverse in subsequent periods to eventually offset each other and do not impact the amount of distributable cash flow available to be paid to partners.
(2)	Maintenance capital expenditures are those capital expenditures required to maintain, over the long-term, the existing infrastructure of our coal assets. We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon. For the 2022 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $5.66 per ton produced compared to an estimated $4.90 per ton produced in 2021. Our actual maintenance capital expenditures fluctuate depending on various factors, including maintenance schedules and timing of capital projects, among others.

Reconciliation of GAAP "Cash flows from operating activities" to non-GAAP "Free cash flow" (in thousands).

Free cash flow is defined as cash flows from operating activities less capital expenditures.  Free cash flow should not be considered as an alternative to cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  Our method of computing free cash flow may not be the same method used by other companies.  Free cash flow is a supplemental liquidity measure used by our management to assess our ability to generate excess cash flow from our operations.

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2022	2021	2022	2021	2022

Cash flows from operating activities	$146,281	$103,569	$235,317	$158,216	$89,036
Capital expenditures	(62,829)	(24,189)	(121,982)	(55,626)	(59,153)
Free cash flow	$83,452	$79,380	$113,335	$102,590	$29,883

Reconciliation of GAAP "Operating Expenses" to non-GAAP "Segment Adjusted EBITDA Expense" and Reconciliation of non-GAAP " EBITDA" to "Segment Adjusted EBITDA" (in thousands).

Segment Adjusted EBITDA Expense includes operating expenses, coal purchases and other expense.  Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales, royalty revenues and other revenues.  The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.  Segment Adjusted EBITDA Expense – Coal Operations excludes expenses of our Oil & Gas Royalties segment and is adjusted for intercompany interactions with our Coal Royalties segment.

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2022	2021	2022	2021	2022

Operating expense	$316,502	$213,039	$578,248	$409,559	$261,746
Outside coal purchases	151	114	151	114	—
Other expense (income)	(579)	1,351	(1,145)	2,548	(566)
Segment Adjusted EBITDA Expense	316,074	214,504	577,254	412,221	261,180
Segment Adjusted EBITDA Expense – Oil & Gas Royalties	(3,234)	(2,419)	(6,235)	(4,477)	(3,001)
Segment Adjusted EBITDA Expense – Coal Royalties	(5,398)	(4,871)	(10,217)	(8,899)	(4,819)
Intercompany coal royalties (1)	14,525	11,653	29,692	22,954	15,167
Segment Adjusted EBITDA Expense – Coal Operations	$321,967	$218,867	$590,494	$421,799	$268,527

(1)	Intercompany coal royalties earned by our Coal Royalties segment represent coal royalty expense incurred by our operating mines and are therefore added back to consolidated Segment Adjusted EBITDA Expense to reflect Segment Adjusted EBITDA Expense – Coal Operations.

Segment Adjusted EBITDA is defined as net income attributable to ARLP before net interest expense, income taxes, depreciation, depletion and amortization and general and administrative expenses.  Segment Adjusted EBITDA – Coal Operations excludes the contribution of our Oil & Gas and Coal Royalties segments to allow management to focus solely on the operating performance of our Illinois Basin and Appalachia segments.

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2022	2021	2022	2021	2022

EBITDA (See reconciliation to GAAP above)	$243,847	$118,600	$396,155	$212,917	$152,308
General and administrative	22,457	17,492	41,053	32,996	18,596
Segment Adjusted EBITDA	266,304	136,092	437,208	245,913	170,904
Segment Adjusted EBITDA – Total Royalties	(43,736)	(22,161)	(82,636)	(41,380)	(38,900)
Segment Adjusted EBITDA – Coal Operations	$222,568	$113,931	$354,572	$204,533	$132,004